Exhibit 99.1
NEWS RELEASE
For information contact:
Chris Barry
Vice President of Corporate Communications
(407) 650-1228
December 21, 2005
COMMERCIAL NET LEASE REALTY, INC. ACQUIRES 74 CONVENIENCE STORE PROPERTIES
FROM SUSSER HOLDINGS
Orlando, FL, (December 21, 2005) – Commercial Net Lease Realty, Inc. (NYSE: NNN), a real estate investment trust, announced today that it has closed its acquisition of 74 convenience store properties from SSP Partners, a subsidiary of Susser Holdings, LLC (together, “Susser”). The purchase price for the properties was $170 million. The properties are primarily located in Texas and operated under the Circle K brand. Susser has entered into triple-net leases whereby Susser has leased back the properties for a twenty-year initial term.
Commercial Net Lease Realty anticipates that some of the acquired properties will be held as inventory properties and subsequently sold.
“We are very pleased to add the Susser organization to our roster of high quality tenants,” said Chief Executive Officer Craig Macnab, “The Susser convenience store properties are well located and well run, and this transaction positions NNN for a very positive start to 2006.”
Commercial Net Lease Realty, Inc. invests primarily in high-quality, retail properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. As of September 30, 2005, the Company owned 464 Investment Properties in 41 states with a gross leasable area of approximately 9.0 million square feet. These Investment Properties are leased to 172 corporations in 60 industry classifications.
Susser operates over 300 retail convenience stores in Texas and Oklahoma and distributes motor fuel to over 340 branded dealer units and 25 unattended units through its wholesale fuel division. Founded in 1938 by the Susser family, Susser has experienced dynamic growth over the last decade and is one of the largest convenience store operators in the United States.
Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

450 S. Orange Avenue, Suite 900
Orlando, FL 32801
(800) NNN-REIT
Fax: (407) 650-1046
www.nnnreit.com

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